Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2011 Results

HOUSTON, Feb. 1, 2012 – Marathon Oil Corporation (NYSE:MRO) today reported fourth quarter 2011 net income of $549 million, or $0.78 per diluted share. Net income in the fourth quarter of 2010 was $706 million, or $0.99 per diluted share, but included income from the Refining, Marketing and Transportation business, which was spun off June 30, 2011 and is now reported as discontinued operations. As a result, income from continuing operations is best suited for comparison. For the fourth quarter of 2011, adjusted income from continuing operations was $552 million, or $0.78 per diluted share, compared to adjusted income from continuing operations of $494 million, or $0.70 per diluted share, for the fourth quarter 2010.

Marathon reported full-year 2011 net income of $2.946 billion, or $4.13 per diluted share. Net income in 2010 was $2.568 billion, or $3.61 per diluted share. For the full-year 2011, adjusted income from continuing operations was $2.293 billion, or $3.21 per diluted share, compared to adjusted income from continuing operations of $1.891 billion, or $2.66 per diluted share, for full-year 2010.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions, except per diluted share data)	2011	2010	2011	2010

Adjusted income from continuing operations(a)	$552	$494	$2,293	$1,891
Adjustments for special items (net of taxes):
Gain on dispositions	22	(42)	45	407
Impairments	-	-	(195)	(286)
Pension settlement	(19)	(28)	(19)	(28)
Loss on early extinguishment of debt	-	-	(176)	(57)
Deferred income tax items	4	-	(61)	(45)
Water abatement - Oil Sands	-	-	(48)	-
Eagle Ford transaction costs	(10)	-	(10)	-
Tax effect of subsidiary restructure	-	-	(122)	-
Income from continuing operations	549	424	1,707	1,882
Discontinued operations(b)	-	282	1,239	686
Net income	$549	$706	$2,946	$2,568
Adjusted income from continuing operations - per diluted share	$0.78	$0.70	$3.21	$2.66
Income from continuing operations – per diluted share	$0.78	$0.60	$2.39	$2.65
Discontinued operations – per diluted share(b)		$0.39	$1.74	$0.96
Net Income – per diluted share	$0.78	$0.99	$4.13	$3.61
Revenues and other income	$3,809	$3,426	$15,282	$12,873
Weighted average shares – diluted	707	713	714	712
Cash Flow
Cash flow provided by continuing operations			$5,434	$4,197
(a)
Adjusted income from continuing operations is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted income from continuing items.

(b)	The spin-off of Marathon’s downstream business was completed on June 30, 2011, and all comparative periods have been recast to reflect the downstream business as discontinued operations.

“2011 was truly a landmark year for Marathon Oil. We completed the spin-off of our downstream business into an independent company and closed a major acquisition giving us a top-five acreage position in the core of the Eagle Ford Shale, the premier U.S. liquids resource play. With our highest level of rig activity in many years, Upstream production available for sale increased 7 percent year over year, excluding Libya. We replaced 212 percent of our 2011 total production from Exploration and Production (E&P) and Oil Sands Mining (OSM), increasing our total proved reserves to 1.8 billion barrels of oil equivalent (boe), up from 1.6 billion boe at year end 2010. For the E&P segment alone, 2011 reserve replacement was 185 percent including acquisitions, 102 percent excluding acquisitions. Importantly, we achieved these strong operational results while keeping capital spending below our original estimate, excluding acquisitions. Furthermore, full-year adjusted income from continuing operations increased 20 percent and cash flow from continuing operations increased approximately 30 percent over last year – due in large part to Marathon Oil’s strong portfolio leveraged to liquid hydrocarbons,” said Clarence P. Cazalot Jr., Marathon Oil’s chairman, president and CEO.

“Marathon Oil begins 2012 as a strong independent E&P company. Our base assets continue to generate significant cash flow and our well-positioned growth assets in liquids-rich U.S. resource plays are expected to drive 5 to 7 percent compound average production growth, 80 percent of which is estimated to be liquids, from 2010 to 2016. With a continued focus on capital discipline, we remain committed to delivering top quartile total shareholder returns," Cazalot said.

2011 Key Highlights
•	Completed the spin-off of the Refining, Marketing and Transportation business as an independent company
•	Increased 2011 Upstream (E&P and OSM) production available for sale, excluding Libya, by 7 percent to 395,000 barrels of oil equivalent per day (boed)
o	Grew Lower 48 onshore net production available for sale by 20 percent from 76,000 boed in third quarter 2011 to 91,000 boed in fourth quarter of 2011
•	Replaced 212 percent of 2011 Upstream production (E&P and OSM)
o	Replaced 266 percent of liquid hydrocarbons, consistent with liquids-focused strategy
o	Replaced 116 percent of natural gas production
•	Continued liquids-focused growth from U.S. resource plays
o	Acquired significant Texas Eagle Ford position of 167,000 net acres largely in the core of this premier U.S. liquids play
o	Increased resource play holdings to more than 1 million net acres at the end of 2011 compared to 600,000 net acres at the end of 2010
o	Ramped up activity with 28 drilling rigs and eight hydraulic fracturing crews working at the end of 2011
o	Spud 126 gross operated wells, compared to 54 wells in 2010
•	Recorded a 96 percent average operational availability for all major company-operated E&P assets, compared to 94 percent in 2010
•
Completed debottlenecking work that increased crude oil production capacity at the Alvheim floating production, storage and offloading (FPSO) vessel in Norway to 150,000 gross barrels per day (bbld) from the previous capacity of 142,000 gross bbld and the original 2008 capacity of 120,000 gross bbld

o	Alvheim reached a milestone on Dec. 5, 2011 with cumulative production exceeding 150 million gross barrels of oil since start-up in June 2008
•	Announced two non-operated discoveries in the Iraqi Kurdistan Region and began drilling in Poland
•	Completed the non-operated Athabasca Oil Sands Project (AOSP) Expansion 1 project, which included the start-up of the expanded Scotford upgrader
•	Entered sales transactions with total value of $641 million

2012 Key Benchmarks
•	Established a 2012 capital, investment and exploration expenditures budget of $4.8 billion compared to the 2011 spending of $3.7 billion, both excluding acquisitions
•	Anticipate 2012 Upstream (E&P and OSM) reserve replacement of 150 percent or greater, excluding acquisitions and divestitures
•	Increased quarterly dividend 13 percent, from 15 cents to 17 cents per share
•	Project 5 percent growth in Upstream (E&P and OSM) production available for sale in 2012 compared to 2011, excluding Libya
•	Anticipate ramp-up to approximately 35 Company-operated drilling rigs in the U.S. by third quarter of 2012
•	Forecast Lower 48 onshore net production available for sale to average 120,000 to 130,000 boed for fourth quarter of 2012, a more than 30 percent increase over fourth quarter of 2011
•	Plan mid-year 2012 first production from the non-operated PSVM development, Block 31 offshore Angola
•	Planning extended well testing and early production systems on outside-operated blocks in the Iraqi Kurdistan Region, with first production expected in the fourth quarter of 2012
•	Expect to continue ramping up production during 2012 in Libya after operations resumed in late 2011

Reserves
At the end of 2011, Marathon Oil had increased total proved reserves to 1.8 billion boe, of which 75 percent were liquid hydrocarbons and 78 percent were developed. This compares to 1.6 billion boe of proved reserves at year end 2010, 73 percent liquids and 75 percent proved developed.

Marathon Oil’s overall reserve replacement ratio including E&P and OSM was 212 percent in 2011, with 307 million boe of net proved reserves added, excluding dispositions of less than 1 million boe, while the Company produced 145 million boe. Excluding acquisitions, the overall reserve replacement ratio was 137 percent.

Consistent with the Company’s liquids-focused strategy, a total of 247 million barrels were added to net proved liquid hydrocarbon reserves, including acquisitions of 89 million barrels, while the Company produced 93 million barrels, resulting in a total liquids reserve replacement ratio of 266 percent.

Estimated Net Proved Reserves
	E&P			OSM	Total	Percent Proved Developed of Total
	Liquids	Natural Gas	Total	Synthetic Crude Oil
	(mmbbl)	(bcf)	(mmboe)	(mmbbl)	(mmboe)
As of Dec. 31, 2010	630	2,617	1,066	572	1,638	75%
Additions	93	240	133	65	198
Acquisitions	89	119	109	0	109
Production	(79)	(310)	(131)	(14)	(145)
As of Dec. 31, 2011	733	2,666	1,177	623	1,800	78%
Reserve Replacement Ratio (including acquisitions)	230%	116%	185%	464%	212%
Reserve Replacement Ratio (excluding acquisitions)	118%	77%	102%	464%	137%

For the E&P segment, Marathon Oil added 242 million boe, excluding dispositions of less than 1 million boe, while producing 131 million boe, resulting in an E&P reserve replacement ratio of 185 percent. The net additions, including acquisitions of 109 million boe, were primarily in the Eagle Ford Shale, the Anadarko Woodford Shale, Equatorial Guinea, Norway and the Bakken Shale. Excluding acquisitions, the E&P segment reserve replacement ratio was 102 percent.

For the OSM segment, Marathon Oil’s synthetic crude oil reserves increased 65 million barrels, primarily because of the inclusion of additional lease portions in the Jack Pine Mine and technical and economic reevaluations at year end.

For the three-year period ended Dec. 31, 2011, Marathon Oil added net proved reserves of 490 million boe, excluding the OSM volume of 603 million barrels which were reclassified as proved reserves for the first time in 2009 and dispositions of 44 million boe, while producing 444 million boe, resulting in a three-year average reserve replacement ratio of 110 percent.

Segment Results
Total segment income was $641 million in the fourth quarter of 2011 and $2.591 billion for the full-year 2011, compared to $539 million from continuing operations in the fourth quarter of 2010 and $2.033 billion from continuing operations in full-year 2010.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions)	2011	2010	2011	2010
Segment Income
Exploration and Production
United States	$129	$18	$366	$251
International	429	479	1,791	1,690
Total E&P	558	497	2,157	1,941
Oil Sands Mining	63	9	256	(50)
Integrated Gas	20	33	178	142
Segment Income(a)	$641	$539	$2,591	$2,033
(a)	See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production
E&P segment income totaled $558 million in the fourth quarter of 2011, compared to $497 million in the year-ago quarter. The increase was primarily the result of higher liquid hydrocarbon price realizations, lower depreciation, depletion and amortization (DD&A) and exploration expense, mostly offset by no sales volumes in Libya in the fourth quarter of 2011 and an increased tax rate. The increased tax rate was a result of foreign tax credits the Company currently expects it will not utilize. For full-year 2011, E&P segment income was $2.157 billion, compared to $1.941 billion for 2010. This increase was primarily the result of higher liquid hydrocarbon price realizations, partially offset by decreased sales volumes in Libya and higher exploration, DD&A and operating costs.

E&P production available for sale for the fourth quarter of 2011 exceeded guidance, averaging 375,000 boed (excluding Libya). Fourth quarter 2010 production available for sale was 374,000 boed (excluding Libya).

During the fourth quarter 2011, production was restarted in Libya, where Marathon Oil holds an interest in the Waha Concessions, but the Company had no sales.

For full-year 2011, E&P production available for sale, excluding Libya, increased 3 percent over 2010 volumes, with 2011 available for sale volumes averaging 357,000 boed compared to 345,000 boed for full-year 2010. Libyan production available for sale averaged 8,000 boed for 2011 compared to 46,000 boed for 2010.

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
Production Available for Sale (mboed)

E&P	378	420	365	391
OSM	38	34	38	24
Total Upstream	416	454	403	415
Libya	3	46	8	46
Total Upstream Excluding Libya	413	408	395	369

For the E&P segment, Marathon Oil anticipates producing on average 360,000 to 380,000 boed in 2012, which excludes any Libyan production and the effect of acquisitions or dispositions not previously announced.

E&P sales volumes during the fourth quarter of 2011 averaged 368,000 boed, compared to sales volumes of 417,000 boed for the same period in 2010. The lower sales volumes were primarily the result of no sales volumes from Libya.

United States E&P reported income of $129 million for the fourth quarter of 2011, compared to $18 million in the fourth quarter of 2010. The increase was the result of higher liquid hydrocarbon price realizations and lower DD&A in the Gulf of Mexico, partially offset by increased operating costs. For full-year 2011, U.S. E&P income was $366 million, compared to $251 million for the prior year. The increase was a result of higher liquid hydrocarbon price realizations, along with higher liquid hydrocarbon sales volumes, partially offset by higher DD&A in the Gulf of Mexico and increased exploration and operating costs.

International E&P income was $429 million in the fourth quarter of 2011, compared to $479 million in the fourth quarter of 2010. The decrease reflects the impact of no sales volumes in Libya in the fourth quarter of 2011 and higher tax rates, partially offset by higher liquid hydrocarbon price realizations. International E&P income for full-year 2011 was $1.791 billion, compared to $1.690 billion in 2010. This increase was primarily related to higher liquid hydrocarbon price realizations, partially offset by decreased sales volumes in Libya and a higher income tax rate.

Exploration expenses were $140 million for the fourth quarter of 2011 and $644 million for the entire year, compared to $216 million in the fourth quarter of 2010 and $498 million for full-year 2010. Fourth quarter 2011 exploration expense included $53 million for seismic activity across acreage in the Iraqi Kurdistan Region, the Gulf of Mexico and U.S. resource plays.

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
Key E&P Statistics
Net Sales
United States – Liquids (mbbld)	83	86	75	70
Bakken	21	14	16	12
Eagle Ford	8	-	2	-
Anadarko Woodford	1	-	1	-
Other U.S.	53	72	56	58
United States – Natural Gas (mmcfd)	325	406	326	364
Alaska	92	128	94	104
Bakken	5	4	6	4
Eagle Ford	8	-	2	-
Anadarko Woodford	9	6	7	3
Other U.S.	211	268	217	253

International – Liquids (mbbld)	136	173	144	175
Equatorial Guinea	39	37	38	38
Norway	78	65	80	73
U.K.	19	28	21	19
Libya	-	43	5	45
International – Natural Gas (mmcfd)	567	546	540	514
Equatorial Guinea	455	434	443	405
Norway	51	36	42	35
U.K.	61	72	55	70
Libya	-	4	-	4
Worldwide Net Sales (mboed)	368	417	363	391

EAGLE FORD: Marathon Oil closed on multiple Eagle Ford transactions in the fourth quarter, bringing its total acreage in the trend to more than 300,000 acres. Marathon’s operated rig count in the play is now 14, with plans to have 18 rigs operating in the play by the third quarter of 2012. The Company has four hydraulic fracturing crews under contract for 2012, with eight wells currently awaiting completion. Exit rates for 2011 were lower than anticipated, largely because of stricter choke management and a number of wells being offline for the installation of production tubulars. Currently the Company is producing approximately 15,000 boed net and reaffirms the full-year 2012 guidance of 30,000 boed net for the Eagle Ford.

BAKKEN: Marathon Oil ended the year with 406,000 net acres in the Bakken Shale play in North Dakota. During December the Company achieved record average production of approximately 24,000 net boed, compared to 14,000 net boed in December 2010, more than a 70 percent increase. The Company’s Bakken production averages approximately 95 percent crude oil. As of Jan. 25, there were 19 gross operated wells awaiting completion. Marathon Oil has six drilling rigs, plus one rig dedicated to completions, and plans to add a seventh drilling rig in the second quarter of 2012.

NORWAY: During the fourth quarter, Marathon Oil continued debottlenecking of the Alvheim FPSO vessel, which enabled the FPSO’s production capacity to be increased. As a result, a production record of more than 149,000 gross (86,000 net) bbld of crude oil was set during the 24-hour period on Dec. 31. The average production in December was 140,000 gross (84,000 net) bbld of oil. Including the associated natural gas, December production averaged 154,700 gross (93,000 net) boed.

IRAQI KURDISTAN REGION: During the fourth quarter, Marathon Oil and its partner began drilling the Swara Tika-2 appraisal well on the Sarsang block. Marathon Oil holds a 25 percent working interest in the Sarsang block. An appraisal well on the Atrush block, in which Marathon holds a 20 percent interest, is planned for 2012. Planning is under way on extended well testing and early production systems, with first production expected in the fourth quarter of 2012.

POLAND: Marathon Oil has drilled, cored and logged its first well in Poland, and is evaluating the data. The Company plans to drill and core three additional vertical wells over the next few months, and drill a total of six to seven wells by the end of 2012.

Oil Sands Mining
The OSM segment reported income of $63 million for the fourth quarter of 2011, compared to $9 million in the fourth quarter of 2010. Results were negatively impacted by unplanned downtime in the fourth quarter of 2011 and below planned average reliability for the year. The increase in segment income was primarily the result of higher synthetic crude oil sales volumes and higher price realizations as compared to the same quarter last year. For full-year 2011, OSM reported income of $256 million compared to a loss of $50 million for full-year 2010.

Marathon Oil’s fourth quarter 2011 net synthetic crude oil production (upgraded bitumen excluding blendstocks) from the AOSP mining operation was 38,000 bbld. This compares to 34,000 bbld for the same period in 2010. Full-year 2011 production was 38,000 bbld, compared to 24,000 bbld for 2010. The Jackpine Mine commenced a phased start-up in the third quarter of 2010, and the expanded Scotford upgrader came online in the second quarter of 2011, achieving full capacity in the third quarter of 2011. Marathon Oil holds a 20 percent working interest in the AOSP.

Marathon Oil anticipates producing on average 40,000 to 50,000 bbld of synthetic crude oil in 2012, subject to operational reliability.

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbbld)(a)	44	38	43	29
Synthetic Crude Oil Average Realization (per bbl)(b)	$93.81	$74.96	$91.65	$71.06
(a)  Includes blendstocks.
(b)  Excludes gains and losses on derivative instruments.

Integrated Gas
Integrated Gas segment income was $20 million in the fourth quarter of 2011 compared to $33 million in the same period last year. This decline was a result of lower liquefied natural gas (LNG) volumes, primarily due to the third quarter 2011 sale of Marathon Oil’s interest in the Alaska LNG production facility, and weak Henry Hub gas prices in the fourth quarter of 2011. For the full year, income was $178 million in 2011, compared to $142 million in 2010. The full-year increase was primarily related to higher volumes of LNG and methanol, somewhat offset by lower Henry Hub gas prices.

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,984	7,918	7,056	6,859
Methanol	1,199	836	1,282	1,049

Special Items
During the fourth quarter of 2011, Marathon Oil sold a gas plant in Louisiana for $36 million, recording a gain of $22 million net of tax ($34 million pretax).

Transaction costs of $10 million after-tax ($15 million pre-tax) were expensed in the fourth quarter related to the Eagle Ford acreage acquisition.

Marathon also recorded an after-tax settlement charge of $19 million ($30 million pre-tax) in connection with the Company’s qualified pension plans during the fourth quarter of 2011.

The Company will conduct a conference call and webcast today, Feb. 1, at 2:00 p.m. EST, during which it will discuss fourth quarter and full-year 2011 results and include forward-looking information. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Feb. 15. Quarterly financial and operational information is also provided on Marathon Oil’s website at http://ir.marathonoil.com in the Quarterly Investor Packet.

# # #

In addition to income from continuing operations determined in accordance with generally accepted accounting principles, Marathon Oil has provided supplementally “adjusted income from continuing operations,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP income from continuing operations and “adjusted income from continuing operations” is provided in a table on page 1 of this release. “Income from continuing operations adjusted for special items” should not be considered a substitute for income from continuing operations as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted income from continuing operations” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted income from continuing operations” to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production, anticipated future exploratory and development drilling activity, plans to achieve first production from the PSVM development, expectations of future production growth, drilling rig activity in the U.S., proved reserves, and the capital, investment and exploration budget. Initial production rates referenced in this release may not be indicative of future production rates. Factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production, anticipated future exploratory and development drilling activity, plans to achieve first production from the PSVM development, expectations of future production growth and the anticipated drilling rig activity in the U.S. include pricing, supply and demand for crude oil, natural gas and petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The forward-looking statements related to proved reserves are based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. The capital, investment and exploration budget is based on current expectations, estimates and projections and is not a guarantee of future performance. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(In millions, except per share data)	2011	2010	2011	2010
Revenues and other income:
Sales and other operating revenues	$3,634	$3,347	$14,603	$11,634
Sales to related parties	15	15	60	56
Income from equity method investments	102	99	462	344
Net gain (loss) on disposal of assets	40	(56)	103	766
Other income	18	21	54	73
Total revenues and other income	3,809	3,426	15,282	12,873
Costs and expenses:
Cost of revenues (excludes items below)	1,554	1,402	6,225	4,786
Purchases from related parties	66	40	250	172
Consumer excise taxes
Depreciation, depletion and amortization	550	680	2,266	2,056
Impairments	3	8	310	447
General and administrative expenses	173	163	544	491
Other taxes	60	54	230	199
Exploration expenses	140	216	644	498
Total costs and expenses	2,546	2,563	10,469	8,649
Income from operations	1,263	863	4,813	4,224
Net interest and other financing costs	(45)	(22)	(107)	(75)
Loss on early extinguishment of debt	-	-	(279)	(92)
Income from continuing operations before income taxes	1,218	841	4,427	4,057
Provision for income taxes	669	417	2,720	2,175
Income from continuing operations	549	424	1,707	1,882
Discontinued operations	-	282	1,239	686
Net income	$549	$706	$2,946	$2,568
Per Share Data
Basic:
Income from continuing operations	$0.78	$0.60	$2.40	$2.65
Discontinued operations	$0.00	$0.39	$1.75	$0.97
Net income	$0.78	$0.99	$4.15	$3.62
Diluted:
Income from continuing operations	$0.78	$0.60	$2.39	$2.65
Discontinued operations	$0.00	$0.39	$1.74	$0.96
Net income	$0.78	$0.99	$4.13	$3.61
Dividends paid	$0.15	$0.25	$0.80	$0.99
Weighted Average Shares:
Basic	704	710	710	710
Diluted	707	713	714	712

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(Dollars in millions)	2011	2010	2011	2010

SEGMENT INCOME
Exploration and Production
United States	$129	$18	$366	$251
International	429	479	1,791	1,690
E&P segment	558	497	2,157	1,941
Oil Sands Mining	63	9	256	(50)
Integrated Gas	20	33	178	142
Segment Income	641	539	2,591	2,033
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(92)	(44)	(307)	(174)
Foreign currency remeasurement of income taxes	3	(1)	9	32
Impairments	-	-	(195)	(286)
Pension Settlement	(19)	(28)	(19)	(28)
Loss on early extinguishment of debt	-	-	(176)	(57)
Tax effect of subsidiary restructuring	-	-	(122)	-
Deferred income tax items	4	-	(61)	(45)
Water abatement - Oil Sands	-	-	(48)	-
Eagle Ford transaction costs	(10)	-	(10)	-
Gain (loss) on dispositions	22	(42)	45	407
Income from continuing operations	549	424	1,707	1,882
Discontinued operations	-	282	1,239	686
Net income	$549	$706	$2,946	$2,568

CAPITAL EXPENDITURE(a)
Exploration and Production
United States	738	306	2,145	1,528
International	199	394	893	946
E&P segment	937	700	3,038	2,474
Oil Sands Mining	72	175	308	874
Integrated Gas	-	-	2	2
Corporate	14	19	51	46
Total	$1,023	$894	$3,399	$3,396
EXPLORATION EXPENSES
United States	$99	$83	$379	$275
International	41	133	265	223
Total	$140	$216	$644	$498
 (a) Capital expenditures include changes in accruals.

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbbld)
United States	83	86	75	70

Europe	97	93	101	92
Africa	39	80	43	83
Total International	136	173	144	175
Worldwide	219	259	219	245
Net Natural Gas Sales (mmcfd)(a)
United States	325	406	326	364

Europe	112	108	97	105
Africa	455	438	443	409
Total International	567	546	540	514
Worldwide	892	952	866	878
Total Worldwide Sales (mboed)
Worldwide	368	417	363	391

Average Realizations(b)
Liquid Hydrocarbons (per bbl)
United States	$95.21	$77.54	$92.55	$72.30

Europe	114.43	88.60	115.55	81.95
Africa	66.08	77.52	73.21	71.71
Total International	100.43	83.48	102.96	77.11
Worldwide	$98.46	$81.50	$99.37	$75.73
Natural Gas (per mcf)
United States	$4.68	$4.53	$4.95	$4.71

Europe	9.29	9.04	9.84	7.10
Africa(c)	0.24	0.25	0.24	0.25
Total International	2.03	1.98	1.97	1.65
Worldwide	$3.00	$3.07	$3.09	$2.91
OSM OPERATING STATISTICS
Net Synthetic Crude Oil Sales (mbbld)(a)	44	38	43	29
Synthetic Crude Oil Average Realization (per bbl)(b)	$93.81	$74.96	$91.65	$71.06
IG OPERATING STATISTICS
Net Sales (metric tonnes per day)(c)
LNG	6,984	7,918	7,056	6,859
Methanol	1,199	836	1,282	1,049
(a)Includes natural gas acquired for injection and subsequent resale of 18 mmcfd and 16 mmcfd in the fourth quarters of 2011 and 2010, 16 mmcfd and 18 mmcfd for the years 2011 and 2010.
(b)Includes blendstocks.

(c) Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees. Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.